Exhibit 10.1

LIVEXLIVE MEDIA, INC.

9200 Sunset Boulevard, Suite 1201

West Hollywood, California 90069

August 5, 2020

Mani Brothers 9200 Sunset (DE), LLC

9200 Sunset Boulevard, Suite

West Hollywood, California 90069

Attention: Joseph Mani

Re:	Premises know as Suite 1201 (the “Premises”) in the Office Building located as 9200 Sunset Boulevard, West Hollywood, California (the “Building”)

Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”) sets forth certain binding agreements regarding the occupancy (the “Occupancy”) by LiveXLive, Corp. (“LXL Corp”), a subsidiary of LiveXLive Media, Inc. (“LXL Media” and together with LiveXLive Corp., the “Occupant”) of the Premises, subject to the terms and conditions of this Letter Agreement.

Occupant acknowledges and agrees that the Premises are subject to that certain office lease dated January 26, 2012 by and between Mani Brothers 9200 Sunset (DE), LLC (“Landlord”) and Dragon Global Management, LLC, a Delaware limited liability company ("Tenant"), as amended by First Amendment thereto dated as of September 29, 2016 (the "Lease"), and that Landlord makes no representation or warranty to Occupant concerning the status of the Lease.

Occupant represents and warrants to Landlord that Occupant took possession of the Premises by permission from the Tenant, and acknowledges and agrees that Occupant’s continued possession of the Premises is conditioned upon Tenant (or any person in control of, or with the power to exercise the rights of, Tenant with respect to the Lease) not interfering with Occupant’s right of continued possession of the Premises for the period set forth as the “Occupancy Period” (as defined below).

Occupant acknowledges and agrees that Tenant is in default under the Lease, including, without limitation, default with respect to the payment of rent and other amounts due under the Lease, as well as other obligations of Tenant under the Lease (the “Existing Defaults”) and that during such time as the Lease may remain in effect, new defaults by Tenant under the Lease may arise (the “Future Defaults”). Without limiting Landlord’s rights against Tenant in respect of any Existing Defaults or Future Defaults by Tenant, Landlord will not look to Occupant to cure any such Existing Defaults or Future Defaults on behalf of Tenant, and shall look to Occupant only to perform Occupant’s obligations under this Letter Agreement.

Occupant has requested the right to continue its occupancy of the Premises, subject to the terms and conditions of this Letter Agreement, to but not beyond December 31, 2020 (the period between April 1, 2020 and December 31, 2020 (inclusive) being the “Occupancy Period”), and Landlord is prepared to accept Occupant’s continued occupancy of the Premises for the Occupancy Period, and refrain from initiating an action to terminate Tenant’s rights under the Lease, the Occupancy or Occupant’s rights hereunder or other action to enforce Landlord’s right to take possession of the Premises pursuant to the terms of the Lease for the duration of the Occupancy Period, subject to the terms and conditions of this Letter Agreement.

In order to allow for the Occupancy by Occupant of the Premises for the Occupancy Period, LXL Corp and Landlord (each, a “Party”, and collectively, the “Parties”) hereby agree as follows:

1.	Occupancy Consideration. In consideration of Occupant’s rights to occupy the Premises for the Occupancy Period, LXL Corp shall pay to Landlord total consideration of Three Hundred Ninety Five Thousand, One Hundred Four dollars and 72 cents ($395,104.72) (the “Occupancy Consideration”) payable as follows:

(a) Within three (3) business days of the execution by the Parties of this Letter Agreement, LXL Corp shall cause LXL Media to cause its Transfer Agent to issue to Landlord Affiliate, MBRG Investors, LLC, which is an accredited investor (“Holder”), 95,436 shares (the “Shares”) of LXL Media’s unrestricted common stock, $0.001 par value per share (the “Common Stock”) pursuant to LXL Media’s registered direct offering offered and to be sold directly to Holder, as payment in full of the Occupancy Consideration (the “Shares Payment”), as more fully set forth in Section 1(b) below. The Shares Payment is fully earned as of the date of Landlord’s execution and delivery of this Letter Agreement, notwithstanding any termination of Occupant’s right to occupy the Premises prior to the expiration of the Occupancy Period through a default by Occupant or other cause outside of Landlord’s control, save and except only if such termination is directly or indirectly caused by a breach of this Agreement by Landlord or any default by Landlord of Landlord’s obligations under this Letter Agreement (an “Occupancy Breach”).

(b) The Shares shall be issued pursuant to LXL Media’s currently effective shelf Registration Statement on Form S-3, which includes the Common Stock registered thereunder (Registration No. 333-228909) (the “Registration Statement”), which Registration Statement has been declared effective in accordance with the Securities Act of 1933, as amended (the “1933 Act”), by the U.S. Securities and Exchange Commission (the “SEC”), and related prospectus supplement to be filed LXL Media with the SEC with respect to such issuance of the Shares to Holder. Holder agrees to be named in such prospectus supplement and any other filings by LXL Media with the SEC as deemed required by LXL Media or its counsel, and may be deemed an underwriter with respect to the Shares. Upon the full execution of this Letter Agreement by the parties, LXL Corp shall cause LXL Media to promptly, but in any event, within three (3) business days, provide its irrevocable instructions to VStock Transfer, LLC, its transfer agent (the “Transfer Agent”) to issue the Shares in book-entry form or credit the Shares to the applicable balance accounts at DTC, registered in the name of Holder, as requested by Landlord (the “TA Instructions”). LXL Corp represents and warrants that no instruction other than the TA Instructions referred to in this Section will be given by LXL Media to the Transfer Agent with respect to the Shares, and that the Shares shall otherwise be freely transferable on the books and records of LXL Media, as applicable, to the extent provided in this Letter Agreement. LXL Corp shall cause LXL Media’s counsel to issue the legal opinion required by the Transfer Agent in connection with the issuance of the Shares to Holder as required herein. Any fees with respect to the Transfer Agent or counsel to LXL Media associated with such issuance shall be borne by LXL Corp. Certificates and any other instruments evidencing the Shares shall not bear any restrictive or other legend or restrictions. LXL Media shall file a copy of this Agreement as an exhibit to its Current Report on Form 8-K disclosing the material terms of this Agreement, to be filed with the SEC promptly after the date of this Agreement.

2.	Covenants of Occupant.

(a)	LXL Corp hereby agrees that Occupant:

(i)	shall occupy the Premises solely for office uses in the conduct of Occupant’s business in its ordinary course as conducted prior to the date hereof;

(ii)	Shall not make any alterations to the Premises (other than installing new and/or different furnishings and art), and shall use reasonable due care in the use of the existing furnishings and fixtures located in the Premises;

(iii)	shall be required to pay any repairs or other costs arising from any activities of Occupant in the Premises, including without limitation any damages caused by Occupant to the Premises during the Occupancy Period.

(iv)	shall maintain (x) Commercial General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) arising out of Occupant's operations, for limits of liability not less than:

Bodily Injury and	$1,000,000 each occurrence
Property Damage Liability	$2,000,000 annual aggregate

Personal Injury Liability	$1,000,000 each occurrence
$2,000,000 annual aggregate

and (y) physical damage insurance covering all office furniture and furnishings and improvements in the Premises written on an "all risks" of physical loss or damage basis, for the full replacement cost value (subject to reasonable deductible amounts) in the amount of $___________________ and shall include coverage for damage or other loss caused by fire or other peril including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage and earthquake sprinkler leakage, bursting or stoppage of pipes, and explosion

(v)	Except for Landlord’s (or Landlord’s agents’) negligence or willful misconduct, Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever.

(b)	Occupant acknowledges that Tenant’s right to occupy the Premises terminates at the end of the Occupancy Period. On or before December 31, 2020, Occupant shall quit and surrender possession of the Premises to Landlord in as good order and condition as when Occupant took possession, ordinary wear and tear excepted. Upon such expiration or termination, LXL Corp shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitions and other articles of personal property owned by Occupant or installed or placed by Occupant at its expense in the Premises, and such similar articles of any other persons claiming under Occupant, as Landlord may, in its sole discretion, require to be removed. LXL Corp shall repair at its own expense all damage to the Premises and Building resulting from such removal. Any property of Occupant not removed by Occupant upon the expiration of the Occupancy Period (or within forty-eight (48) busines hours after a termination by reason of Occupant's default) shall be considered abandoned. Landlord may remove any or all of such items and dispose of the same in any manner or store the same in a public warehouse or elsewhere for the account and at the expense and risk of Occupant. If LXL Corp shall fail to pay the cost of storing any such property after it has been stored for a period of thirty (30) days or more, Landlord may sell any or all of such property at public or private sale, in such manner and at such times and places as Landlord, in its sole discretion, may deem proper, without notice to or demand upon Occupant, for the payment of all or any part of such charges or the removal of any such property, and shall apply the proceeds of such sale as follows: first, to the cost and expense of such sale, including reasonable attorneys' fees and costs for services rendered; second, to the payment of the cost of or charges for storing any such property; third, to the payment of any other sums of money which may then or thereafter be due to Landlord from Occupant under any of the terms hereof; and fourth, the balance, if any, to Occupant.

(c)	Occupant accepts the Premises in their “AS IS/WHEREAS” condition as of the commencement of the Occupancy Period. Landlord shall have no obligation to Occupant in respect of any Tenant Improvements, allowances or other rights as may exist in favor of Tenant under the Lease, save and except only the right of Occupant to occupy the Premises under the terms of this Letter Agreement.

3.	Representations and Warranties of Occupant. LXL Corp represents and warrants to the Landlord that, as of the date hereof:

(a)	the Shares are duly authorized and shall be validly issued, fully paid and non-assessable and free from all preemptive or similar rights, mortgages, defects, claims, liens, pledges, charges, taxes, rights of first refusal, encumbrances, security interests and other encumbrances with respect to the issuance thereof.

(b)	LXL Corp represents and warrants that each of LXL Corp and LXL Media is (i) duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted, (ii) not in violation or default of any of the provisions of its respective articles of incorporation, bylaws or other organizational or charter documents, and (iii) duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of this Letter Agreement, or (ii) a material adverse effect on LXL Media’s ability to issue the Shares as provided herein.

(c)	LXL Media represents and warrants that it has the requisite power and authority to enter into and perform its obligations under this Letter Agreement and to issue the Shares in accordance with the terms hereof. LXL Corp. represents and warrants that it has the requisite power and authority to enter into and perform its obligations under this Letter Agreement. The execution and delivery of this Letter Agreement by LXL Corp. and LXL Media, and the consummation by LXL Media and LXL Corp. of their respective transactions contemplated hereby have been duly authorized by LXL Media’s board of directors and if required, by LXL Corp.’s board of directors and (other than any other filings as may be required by any state or federal securities agencies no further filing, consent or authorization is required by LXL Media, its boards of directors or its stockholders or other governing body to issue the Shares. This Letter Agreement has been duly executed and delivered by each of LXL Media and LXL Corp., and when the Letter Agreement is duly executed by Landlord, shall constitute the legal, valid and binding respective obligations of each of LXL Media and LXL Corp. enforceable against LXL Media and LXL Corp., as applicable, in accordance with its respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except as rights to indemnification and to contribution may be limited by federal or state securities law.

(d)	LXL Media represents and warrants that the Common stock is registered pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and LXL Media has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has LXL Media received any notification that the U.S. Securities and Exchange Commission is contemplating terminating such registration. LXL Media has not, in the twelve (12) months preceding the date hereof, received notice from its principal trading market to the effect that LXL Media is not in compliance with the listing or maintenance requirements of the principal trading market. LXL Media is and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

(e)	The Shares are not subject to any Rule 144 holding period or other holding period, and the Shares are not subject to any restrictions which would impair the transfer agent’s ability to effect a sale by Holder of the Shares at any time after the date on which the TA Instructions are provided to the Transfer Agent. The Shares are not required to bear any legend restricting further transfer (or any similar restriction in book-entry positions of the Landlord) of the Shares.

4.	Covenants of Landlord. In connection with and as a condition of the issuance of the Shares, as of the date hereof Landlord makes the representations and warrants to LXL Media as follows.

(a)	Landlord agrees that Occupant does not owe Landlord any amount or any other consideration, whether cash or equity, directly or indirectly for any period prior to the beginning of the Occupancy Period (including, without limitation, for any obligation of Tenant under the Lease).

(b)	The undertakings and agreement of Landlord under this Letter Agreement are personal to Occupant, and do not constitute any deemed performance by or on behalf of Tenant, or cure of any Existing Default or Future Default. Landlord expressly reserves its right to pursue any and all remedies as may exist in favor of Landlord in respect of any Existing Default or Future Default, provided, that Landlord agrees not to pursue any such remedies against the Occupant. Notwithstanding the generality of the foregoing, Landlord agrees that, so long as Occupant is not in default of any obligation of Occupant under this Letter Agreement, Landlord agrees to allow the continued Occupancy by Occupant of the Premises subject to the terms and conditions of this Letter Agreement. For avoidance of doubt, Landlord shall use its best efforts to endeavor, to the extent possible without compromising any claims Landlord may have against Tenant, and so long as Occupant is not in default of Occupant’s obligations under the terms of this Letter Agreement, to maintain Occupant’s Occupancy of the Premises for the Occupancy Period.

5.	Default by Occupant; Landlord Remedies.

(a)	The occurrence of any of the following shall constitute a default of this Letter Agreement by Occupant:

(i)	Any failure by LXL Corp to pay any charge required to be paid under this Letter Agreement when due; or

(ii)	Any failure by LXL Media to have the Shares be available to be issued by the Transfer Agent to Landlord per Landlord’s instructions, within 3 business days of the date of this Agreement; or

(iii)	The failure by Occupant to abide by or perform its obligations according to the provisions of this Letter Agreement; or

(iv)	Occupant's failure to cause to be released any mechanics liens filed against the Premises or the Building on account of work undertaken by or on behalf of Occupant, within twenty (20) days after the date the same shall have been filed or recorded.

With respect to any default under 5(a)(i) and 5(a)(ii), LXL Corp shall have three (3) business days from receipt of written notice to cure the default. LXL Corp shall have five (5) business days from receipt of written notice to cure any other default under this Section 5(a).

(b)	Upon the occurrence of any event of default by Occupant which continues beyond any applicable cure periods provided above, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies against LXL Corp only, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

(i)	Landlord may terminate this Letter Agreement, in which event Occupant shall immediately surrender the Premises to Landlord, and if Occupant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in Cash Payment, enter upon and take possession of the Premises and expel or remove Occupant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from LXL Corp the following:

(A)	Any amount necessary to compensate Landlord for all the detriment proximately caused by Occupant's failure to perform its obligations under this Letter Agreement or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions; and

(B)	At Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

(c)	Landlord shall have the remedy described in California Civil Code Section 1951.4 Accordingly, if Landlord does not elect to terminate this Letter Agreement on account of any default by Occupant, Landlord may, from time to time, without terminating this Letter Agreement, enforce all of its rights and remedies under this Letter Agreement.

(d)	Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Clauses (i) and (ii), above, or any law or other provision of this Letter Agreement), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Letter Agreement, or restrain or enjoin a violation or breach of any provision hereof.

(e)	No waiver by Landlord or Occupant of any of the violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach of the same or any other of the terms, provisions and covenants herein contained. Forbearance by Landlord in enforcement of one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default. The acceptance of any payment hereunder by Landlord following the occurrence of any default, whether or not known to Landlord, shall not be deemed a waiver of any such default, except only in the payment of the payment so accepted.

6.	This Letter Agreement shall be binding upon and inure to the benefit of each party and their respective successors and permitted assigns. This Letter Agreement is personal to Occupant, and Tenant is not a third party beneficiary of this Letter Agreement, and without limiting the generality of the foregoing, no other person, firm, or entity (i.e., a party who is not a signatory hereto or a permitted successor to such signatory hereto) shall have any right, power, title, or interest by way of subrogation or otherwise, in and to the rights, powers, titles, and provisions of this Letter Agreement. The rights of Occupant under this Letter Agreement cannot be assigned to any person or entity without the prior written consent of Landlord, and any purported assignment without such consent of Landlord shall be void and of no effect.

7.	This Letter Agreement contains the sole and entire agreement between the parties with respect to the matters set forth herein and supersedes all other or prior agreements or understandings between the parties with respect to such subject matter.

8.	This Letter Agreement shall be governed by the laws of the State of California and shall not be amended, modified or terminated except by a written agreement signed by the Parties. The Parties irrevocably submit to the nonexclusive jurisdiction of the Superior Court of the State of California in and for the County of Los Angeles, and to the nonexclusive jurisdiction of the United States District Court for the Central District of California for the purpose of any suit, action or other proceeding arising out of or based upon this Letter Agreement or the subject matter hereof or in any way connected to the dealings of any Party in connection with any of the above; and (ii) to the extent not prohibited by applicable law, waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding brought in any of the above-named courts, any claim that such Party is not subject personally to the jurisdiction of such court, that such Party’s property is exempt or immune from attachment or execution, that such proceeding is brought in an inconvenient forum, that the venue of such proceeding is improper, or that this Letter Agreement or the subject matter hereof may not be enforced in or by such court.

9.	This Letter Agreement may not be amended or modified except by a writing executed and delivered by both Landlord and Occupant.

10.	This Letter Agreement and all documents to be executed in connection with the transaction contemplated by this instrument (each, a “Document”) may be executed in several counterparts, each of which shall be deemed an original, but all of the counterparts together shall constitute one Document. In addition, an electronic signature or initials (as applicable, a “Signature”), whether digital or encrypted (including without limitation a Signature effected by DocuSign or similar service or by any other means of electronic signature), of a party included in such Document shall have the same force and effect as that party’s manual, original signature. A party’s delivery of a Document, whether bearing that party’s original signature or electronic Signature, by facsimile transmission, or by attachment to or contained in electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a Document, will have the same effect as that party’s physical delivery of the paper Document bearing that party’s original signature or electronic Signature. No party shall object to any remote acknowledgement by a licensed notary or other duly authorized official that is otherwise legally valid under the law applicable to the respective Document.

Notwithstanding the foregoing, no party shall be obligated to accept any method of execution, including without limitation those set forth in the paragraph above, as an original if applicable laws require that such Document have an original signature (e.g., recorded documents in jurisdictions that do not allow documents with electronic Signatures to be recorded).

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Sincerely,

LIVEXLIVE, CORP.,
a Delaware corporation

By:	/s/ Robert Ellin
Name:	Robert Ellin
Title:	Chairman and CEO

MANI BROTHERS 9200 SUNSET (DE), LLC,
a Delaware limited liability company

By:	/s/ Joseph Mani
Name:	Joseph Mani
Title:	Manager

Agreed to and acknowledged, solely with

respect to the Shares and the Shares Payment,

this 5th day of August, 2020:

LIVEXLIVE MEDIA, INC.,

a Delaware corporation

By:	/s/ Robert Ellin
Name:	Robert Ellin
Title:	Chairman and CEO

[End of signatures.]